Exhibit 99.1

For additional information, contact: Robert W. Dumas Chairman, President, and CEO (334) 821-9200

Press Release – January 27, 2022

Auburn National Bancorporation, Inc. Reports

Full Year Net Earnings of $8.0 million, or $2.27 per share

Quarterly Net Earnings of $1.9 million, or $0.53 per share

Full Year 2021 Results:

•	Earnings per share increased 9% compared to 2020

•	Surpassed $1.0 billion in total assets for the first time in Company history

•	Net interest income decreased 1% compared to 2020 as balance sheet growth largely offset margin compression

•	Mortgage lending income decreased by 33% as refinance activity slowed compared to 2020

•	Credit costs declined due to a negative provision for loan losses of $600 thousand in 2021, compared to a provision for loan losses of $1.1 million in 2020

•	Effective tax rate and income tax expense decreased primarily due to New Markets Tax Credit investment funded in December 2021

•	Funded 254 loans in 2021 for $20.3 million under the Paycheck Protection Program (“PPP”)

AUBURN, Alabama – Auburn National Bancorporation (Nasdaq: AUBN) reported quarterly net earnings of $1.9 million, or $0.53 per share, for the fourth quarter of 2021, compared to $2.1 million, or $0.58 per share, for the fourth quarter of 2020. For the full year 2021, the Company reported net earnings of $8.0 million, or $2.27, compared to $7.5 million, or $2.09 per share, for 2020.

“I am very proud of all we accomplished in 2021 and would like to thank our entire team for going above and beyond to meet the needs of our customers despite the many challenges posed by the ongoing pandemic, including funding 254 loans totaling $20.3 million in the second round of PPP,” said Robert W. Dumas, Chairman, President and CEO. “The Company’s strong balance sheet has allowed us to continue to support our communities through the pandemic and is well positioned to capitalize on rising rates as we look towards 2022. Most importantly, we remain confident that our long-term approach and philosophy of knowing and caring for our customers, maintaining exceptional asset quality, and supporting our communities will enable us to continue to generate value for our shareholders,” said Mr. Dumas.

Total revenue decreased by $0.5 million, or 7%, in the fourth quarter of 2021, compared to the fourth quarter of 2020.

Net interest income (tax-equivalent) was $6.2 million for the fourth quarter of 2021, a decrease of 3% compared to $6.3 million for the fourth quarter of 2020. This decrease was primarily due to net interest margin compression, partially offset by balance sheet growth. Net interest margin (tax-equivalent) decreased to 2.45% in the fourth quarter of 2021, compared to 2.81% for the fourth quarter of 2020 primarily due to the lower interest rate environment and changes in our asset mix resulting from the significant increase in deposits from government stimulus and relief programs and customers’ increased savings.

At December 31, 2021, the Company’s allowance for loan losses was $4.9 million, or 1.08% of total loans, compared to $5.6 million, or 1.22% of total loans, at December 31, 2020. The Company recorded no provision for loan losses in the fourth quarter of 2021 and 2020. The provision for loan losses is based upon various estimates and judgments, including the absolute level of loans, loan growth, credit quality and the amount of net charge-offs.

Except for one residential mortgage loan of $0.1 million at December 31, 2021, we had no loans where we had granted loan payment deferrals or other loan modifications, compared to $112.7 million, or 24% of total loans at June 30, 2020, the first quarterly period we began offering loan modifications to assist customers through the COVID-19 pandemic, and $32.3 million, or 7% of total loans, at December 31, 2020.

Noninterest income was $1.0 million in the fourth quarter of 2021, a 27% decrease compared to $1.4 million for the fourth quarter of 2020. The decrease in noninterest income was primarily due to a decrease in mortgage lending income of $0.4 million as refinance activity slowed in our primary market area.

Noninterest expense was $5.1 million in the fourth quarter of 2021 and 2020, reflecting a decrease of $0.3 million in various expenses related to the redevelopment of the Company’s headquarters in downtown Auburn. This decrease was offset by an increase in other noninterest expense of $0.3 million.

Income tax expense was $0.1 million for the fourth quarter of 2021, compared to $0.4 million during fourth quarter of 2020. The Company’s effective tax rate for the fourth quarter of 2021 was 4.74%, compared to 17.92% in the fourth quarter of 2020. This decrease was primarily due to an income tax benefit related to a New Markets Tax Credit investment funded in the fourth quarter of 2021. The Company’s effective income tax rate is principally impacted by tax-exempt earnings from the Company’s investments in municipal securities, bank-owned life insurance, and New Markets Tax Credits.

The Company paid cash dividends of $0.26 per share in the fourth quarter of 2021, an increase of 2% from the same period in 2020. The Company’s share repurchases of $1.6 million since December 31, 2020 resulted in 45,946 fewer outstanding common shares at December 31, 2021. At December 31, 2021, the Bank’s regulatory capital ratios were well above the minimum amounts required to be “well capitalized” under current regulatory standards.

About Auburn National Bancorporation, Inc.

Auburn National Bancorporation, Inc. (the “Company”) is the parent company of AuburnBank (the “Bank”), with total assets of approximately $1.1 billion. The Bank is an Alabama state-chartered bank that is a member of the Federal Reserve System, which has operated continuously since 1907. Both the Company and the Bank are headquartered in Auburn, Alabama. The Bank conducts its business in East Alabama, including Lee County and surrounding areas. The Bank operates eight full-service branches in Auburn, Opelika, Valley, and Notasulga, Alabama. The Bank also operates loan production offices in Auburn and Phenix City, Alabama. Additional information about the Company and the Bank may be found by visiting www.auburnbank.com.

Cautionary Notice Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934, including, without limitation, statements about future financial and operating results, costs and revenues, the effects of the COVID-19 pandemic and related government, Federal Reserve monetary and regulatory actions, including the effects of economic stimulus and economic conditions generally and in our markets, loan demand, mortgage lending activity, changes in the mix of our earning assets (including those generating tax exempt income) and our deposit and wholesale liabilities, net interest margin, yields on earning assets, securities valuations and performance, effects of inflation, interest rates (generally and those applicable to our assets and liabilities), noninterest income, loan performance, loan deferrals and modifications, nonperforming assets, other real estate owned, provision for loan losses, charge-offs, other-than-temporary impairments, collateral values, credit quality, asset sales, insurance claims, and market trends, as well as statements with respect to our objectives, expectations and intentions and other statements that are not historical facts. Actual results may differ from those set forth in the forward-looking statements.

Forward-looking statements, with respect to our beliefs, plans, objectives, goals, expectations, anticipations, estimates and intentions, involve known and unknown risks, uncertainties and other factors, which may be beyond our control, and which may cause the actual results, performance, achievements, or financial condition of the Company or the Bank to be materially different from future results, performance, achievements, or financial condition expressed or implied by such forward-looking statements. You should not expect us to update any forward-looking statements.

All written or oral forward-looking statements attributable to us are expressly qualified in their entirety by this cautionary notice, together with those risks and uncertainties described in our annual report on Form 10-K for the year ended December 31, 2020 and otherwise in our other SEC reports and filings.

Explanation of Certain Unaudited Non-GAAP Financial Measures

This press release contains financial information determined by methods other than U.S. generally accepted accounting principles (“GAAP”). The attached financial highlights include certain designated net interest income amounts presented on a tax-equivalent basis, a non-GAAP financial measure, and the presentation and calculation of the efficiency ratio, a non-GAAP measure. Management uses these non-GAAP financial measures in its analysis of the Company’s performance and believes the presentation of net interest income on a tax-equivalent basis provides comparability of net interest income from both taxable and tax-exempt sources and facilitates comparability within the industry. Similarly, the efficiency ratio is a common measure that facilitates comparability with other financial institutions. Although the Company believes these non-GAAP financial measures enhance investors’ understanding of its business and performance, these non-GAAP financial measures should not be considered an alternative to GAAP. Along with the attached financial highlights, the Company provides reconciliations between the GAAP financial measures and these non-GAAP financial measures.

Reports Full Year and Fourth Quarter Net Earnings/page 4

Financial Highlights (unaudited)

Quarter ended December 31,	Years ended December 31,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Results of Operations
Net interest income (a)	$6,152	$6,311	$24,460	$24,830
Less: tax-equivalent adjustment	115	123	470	492

Net interest income (GAAP)	6,037	6,188	23,990	24,338
Noninterest income	1,019	1,403	4,288	5,375

Total revenue	7,056	7,591	28,278	29,713
Provision for loan losses	—	—	(600)	1,100
Noninterest expense	5,092	5,086	19,433	19,554
Income tax expense	93	449	1,406	1,605

Net earnings	$1,871	$2,056	$8,039	$7,454

Per share data:
Basic and diluted net earnings:	$0.53	$0.58	$2.27	$2.09
Cash dividends declared	$0.26	$0.255	$1.04	$1.02
Weighted average shares outstanding:	3,524,311	3,566,276	3,545,310	3,566,207
Shares outstanding, at period end	3,520,485	3,566,276	3,520,485	3,566,276
Book value	$29.46	$30.20	$29.46	$30.20
Common stock price:
High	$34.79	$43.00	$48.00	$63.40
Low	31.32	36.75	31.32	24.11
Period-end	$32.30	$42.29	$32.30	$42.29
To earnings ratio	14.23	x	20.23	x	14.23	x	20.23	x
To book value	110%	140%	110%	140%
Performance ratios:
Return on average equity (annualized):	7.07%	7.63%	7.54%	7.12%
Return on average assets (annualized):	0.70%	0.87%	0.78%	0.83%
Dividend payout ratio	49.06%	43.97%	45.81%	48.80%
Other financial data:
Net interest margin (a)	2.45%	2.81%	2.55%	2.92%
Effective income tax rate	4.74%	17.92%	14.89%	17.72%
Efficiency ratio (b)	71.01%	65.93%	67.60%	64.74%
Asset Quality:
Nonperforming assets:
Nonperforming (nonaccrual) loans	$444	$534	$444	$534

Total nonperforming assets	$444	$534	$444	$534

Net charge-offs (recoveries)	$180	$(43)	$79	$(132)

Allowance for loan losses as a % of:
Loans	1.08%	1.22%	1.08%	1.22%
Nonperforming loans	1,112%	1,052%	1,112%	1,052%
Nonperforming assets as a % of:
Loans and other real estate owned	0.10%	0.12%	0.10%	0.12%
Total assets	0.04%	0.06%	0.04%	0.06%
Nonperforming loans as a % of total loans	0.10%	0.12%	0.10%	0.12%
Net charge-offs (recoveries) as a % of average loans	0.16%	(0.04)%	0.02%	(0.03)%

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Selected average balances:
Securities	$414,061	$325,102	$383,502	$297,449
Loans, net of unearned income	455,726	466,704	458,087	462,561
Total assets	1,073,564	944,439	1,025,348	900,645
Total deposits	961,544	828,801	912,028	789,163
Total stockholders’ equity	105,925	107,791	106,578	104,734
Selected period end balances:
Securities	$421,891	$335,177	$421,891	$335,177
Loans, net of unearned income	458,364	461,700	458,364	461,700
Allowance for loan losses	4,939	5,618	4,939	5,618
Total assets	1,105,150	956,597	1,105,150	956,597
Total deposits	994,243	839,792	994,243	839,792
Total stockholders’ equity	103,726	107,689	103,726	107,689

(a)	Tax equivalent. See “Explanation of Certain Unaudited Non-GAAP Financial Measures” and “Reconciliation of GAAP to non-GAAP Measures (unaudited).”
(b)

Efficiency ratio is the result of noninterest expense divided by the sum of noninterest income and tax-equivalent net interest income. See “Reconciliation of GAAP to non-GAAP Measures (unaudited)” below.

Reports Full Year and Fourth Quarter Net Earnings/page 5

Reconciliation of GAAP to non-GAAP Measures (unaudited):

	Quarter ended December 31,		Years ended December 31,
(Dollars in thousands, except per share amounts)	2021	2020	2021	2020
Net interest income, as reported (GAAP)	$6,037	$6,188	$23,990	$24,338
Tax-equivalent adjustment	115	123	470	492

Net interest income (tax-equivalent)	$6,152	$6,311	$24,460	$24,830